EXHIBIT 5


July 21, 1994



Danaher Corporation
1250 24th Street, NW, Ste. 800
Washington, DC 20037

Gentlemen:

           We have acted as counsel for Danaher Corporation (the "Corporation") in connection with a registration statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement"), registering 500,00 shares of Common Stock (par value $.01 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Danaher Corporation
1987 Stock Option Plan as amended May 17, 1994 (the "Plan")

           We have examined the Corporation's charter, its bylaws, the Registration Statement, the Plan and such records of the Corporation as we have deemed to be necessary to render the opinion set forth herein.

           Based on such examination, we are of the opinion that:

           1. The Corporation is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware.

           2. The Shares have been duly authorized for issuance and when sold, issued and paid for as contemplated in the Registration Statement and the Plan, will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the Corporation under the laws of the State of Delaware.

           We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,


PIPER & MARBURY